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                                                                    EXHIBIT 99.2

                                  DIACRIN, INC.

                   PROXY FOR A SPECIAL MEETING OF STOCKHOLDERS

                            To be held July [ ], 2003

           This proxy is solicited on behalf of the Board of Directors


         The undersigned, having received notice of the special meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoints Thomas
H. Fraser, Kevin Kerrigan and Steven D. Singer, and each of them, with full power of substitution, as proxies to represent and vote as designated herein all shares of stock of Diacrin, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109 on ____________, 2003 at [ ] a.m., local time, and at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. ANY PROXY MAY BE REVOKED BY A STOCKHOLDER AT ANY TIME BEFORE ITS EXERCISE BY DELIVERY OF A WRITTEN REVOCATION OR A SUBSEQUENTLY DATED PROXY TO THE SECRETARY OF THE COMPANY OR BY VOTING IN PERSON AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MERGER PROPOSAL

PROPOSAL 1:       Adopt the Agreement and Plan of Reorganization and the related
                  Agreement and Plan of Merger, both dated as of April 14, 2003, between Diacrin, Inc. and GenVec, pursuant to which
                  (a) Diacrin would be merged with and into GenVec; (b) subject to the terms and conditions contained therein, each outstanding share of Diacrin common stock would be converted into 1.5292 shares of GenVec common stock and related preferred share purchase rights (with cash to be distributed instead of issuing fractional shares), as described in the attached joint proxy statement/prospectus; (c) up to 30,000,000 shares of GenVec common stock will be issued in connection with the proposed merger; and (d) upon the consummation of the merger, the board of directors of GenVec would consist of the nine people identified in the attached joint proxy statement/prospectus; and approve the merger, as described in the attached joint proxy statement/prospectus.

                          FOR            AGAINST            ABSTAIN
                          / /              / /                / /


PROPOSAL 2:       Consider and act upon such other matters as may properly come before the special meeting or any adjournments thereof.




Signature: ____________________________ Date: __________


Signature: ____________________________ Date: __________


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NOTE:    Please date, sign and return promptly. Signature of the stockholder(s)
         should correspond exactly with the name(s) in which the shares are registered. If the shares are registered in the names of two or more persons, each joint owner should sign personally. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title.